Exhibit 10.10

REVOLVING NOTE

(LIBOR ADVANTAGE)

March 18, 2013

$12,500,000.00	Southfield, Michigan

For value received, the undersigned, UNIQUE FABRICATING INCORPORATED, a Delaware corporation, with an address of 800 Standard Parkway, Auburn Hills, Michigan 48326 (the "Borrower"), promises to pay to the order of RBS Citizens, N.A., a national banking association, with an address of 27777 Franklin, Southfield, Michigan 48034 (together with its successors and assigns, the "Bank"), the principal amount of Twelve Million Five Hundred Thousand and 00/100 Dollars ($12,500,000.00), or, if less, such amount as may be the aggregate unpaid principal amount of all loans or advances made by the Bank to the Borrower pursuant to Article 2 of that certain Loan and Security Agreement of even date herewith by and between Borrower and Bank (as amended, restated or otherwise supplemented from time to time, the “Loan Agreement;” and capitalized terms used herein and not otherwise defined shall have the meaning giving to such terms in the Loan Agreement) and evidenced hereby (each, a “LIBOR Advantage Loan”), on or before the Revolving Maturity Date (the "Maturity Date"), together with interest as set forth below from the date hereof on the unpaid principal balance from time to time outstanding until paid in full. The aggregate principal balance outstanding under each LIBOR Advantage Loan from time to time shall bear interest thereon at a per annum rate equal to the LIBOR Advantage Rate (as hereinafter defined) for any LA Interest Period (as hereinafter defined) plus the Applicable Margin from time to time in effect. All accrued and unpaid interest shall be payable in arrears on the 18th day of each consecutive month following the end of a LA Interest Period; provided, that if the month in question does not have a day that numerically corresponds to such day, accrued and unpaid interest shall be payable on the last day of such month.

Capitalized terms used herein and not defined to the contrary have the meanings given them in the Loan Agreement.

“LA Interest Period” means the period commencing on (and including) the date of this Note (the "Start Date") and ending on the numerically corresponding date one (1) month later, and thereafter each one (1) month period ending on the day of such month that numerically corresponds to the Start Date. If a LA Interest Period is to end in a month for which there is no day which numerically corresponds to the Start Date, the LA Interest Period will end on the last day of such month.

Notwithstanding the date of commencement of any LA Interest Period, interest shall only begin to accrue as of the date the LIBOR Advantage Loan is made.

“LIBOR Advantage Rate” means relative to any LA Interest Period, the offered rate for delivery in two London Banking Days (as hereinafter defined) of deposits of U.S. dollars for a term coextensive with the designated LA Interest Period, which the British Bankers' Association fixes as its LIBOR Rate as of 11:00 a.m. London time on the day on which the LA Interest Period commences, and for a period approximately equal to such LA Interest Period. If the first day of any LA Interest Period is not a day which is both a (i) Business Day, and (ii) a day on which U.S. dollar deposits are transacted in the London interbank market (a "London Banking Day"), the LIBOR Advantage Rate shall be determined in reference to the next day which is both a Business Day and a London Banking Day. If for any reason the LIBOR Rate is unavailable and/or the Bank is unable to determine the LIBOR Advantage Rate for any LA Interest Period, the Bank may, at its discretion, either: (a) select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank rates offered by first class banks in London or New York for deposits with comparable maturities, and if Bank elects this option, the selected replacement index shall be deemed to be the LIBOR Advantage Rate for the designated LA Interest Period, or (b) select the Prime-based Rate as of the first day of the LA Interest Period, which, if selected by Bank, shall be deemed to be the LIBOR Advantage Rate for the designated LA Interest Period.

This Note is the Revolving Note referred to in the Loan Agreement and the obligations and liabilities hereunder of Borrower and each endorser hereof constitute Obligations that are secured by the Collateral as well as by any additional collateral hereafter granted to the Bank by the Borrower or any endorser or guarantor hereof or by any other party to secure the obligations arising hereunder.

Principal and interest shall be payable at the Bank's main office or at such other place as the Bank may designate in writing in immediately available funds in lawful money of the United States of America without set-off, deduction or counterclaim. Interest shall be calculated on the basis of actual number of days elapsed and a 360-day year.

This Note is a revolving note and, on and subject to the terms and conditions of the Loan Documents (including the express provisions that advances by the Bank are strictly at its sole discretion), the Borrower may, at its option, borrow, pay, prepay and re-borrow LIBOR Advantage Loans at any time prior to the Maturity Date or such earlier date as the obligation of the Borrower to the Bank under this Note to repay the principal amount outstanding hereunder shall become due and payable; provided, however, that the principal balance outstanding hereunder shall at no time exceed the face amount of this Note unless an Overadvance exists, in which case the Overadvance, together with interest thereon at the applicable rate set forth herein, shall be payable immediately ON DEMAND.

All amounts received by the Bank in respect of principal, interest or any other amount due under this Note or any of the other Loan Documents shall be applied by the Bank in accordance with the Loan Agreement. The Borrower hereby authorizes the Bank to charge any deposit account which the Borrower may maintain with the Bank for any payment required hereunder without prior notice to the Borrower.

If pursuant to the terms of this Note, the Borrower is at any time obligated to pay interest on the principal balance at a rate in excess of the maximum interest rate permitted by applicable law for the Revolving Loans evidenced by this Note, the applicable interest rate shall be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.

The Borrower and every endorser or guarantor of this Note, regardless of the time, order or place of signing, waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration and all other notices of every kind in connection with the delivery, acceptance, performance or enforcement of this Note and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable and waives all recourse to suretyship and guarantor defenses generally, including any defense based on impairment of collateral.

Upon the occurrence and during the continuance of an Event of Default, interest shall accrue at a rate per annum equal to the aggregate of 3.0% plus the rate provided for herein. If any payment due under this Note is unpaid for 10 days or more, the Borrower shall pay, in addition to any other sums due under this Note (and without limiting the Bank's other remedies on account thereof), a late charge equal to the greater of $35.00 or 5.0% of such unpaid amount. In addition the Borrower shall pay the Bank's customary fee if any payment made on account of this Note is dishonored.

This Note shall be binding upon the Borrower and each endorser and guarantor hereof and upon their respective heirs, successors, assigns and legal representatives, and shall inure to the benefit of the Bank and its successors, endorsees and assigns.

The Borrower and each endorser and guarantor hereof each authorizes the Bank to complete this Note if delivered incomplete in any respect. A photographic or other reproduction of this Note may be made by the Bank, and any such reproduction shall be admissible in evidence with the same effect as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.

This Note shall be governed by federal law applicable to the Bank and, to the extent not preempted by federal law, the laws of the State of Michigan.

[SIGNATURE ON FOLLOWING PAGE]

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Executed as an instrument under seal as of March__, 2013.

Borrower:

UNIQUE FABRICATING INCORPORATED

By:

Its:

Address:	800 Standard Parkway
Auburn Hills, Michigan 48326

[Signature Page to Revolving Note (LIBOR Advantage Rate)]

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